Exhibit 99.3

Dear Colleagues:

This morning we announced that Ray Barrette has decided to retire from White Mountains.  I have been elected by the Board to succeed Ray as President and Chief Executive Officer, effective immediately.

The entire White Mountains Board of Directors and management team extend their sincerest appreciation to Ray for his leadership and valuable contributions to our Company.  We are grateful for his years of service and for his performance, which has been nothing short of spectacular.  We will all miss Ray and his passion for our Company. We very much appreciate the great work that he has done to position us for continued success.

I am eager to begin serving in this new role at White Mountains.  For nearly ten years I have had the privilege of working with many of you, as CEO of White Mountains’ reinsurance operations, as a member of the Board of OneBeacon and as the Chairman of Esurance.  I know our businesses, and I know we have a unique and exceptional Company, which I believe is well positioned to extend our proven track record of success.  I couldn’t be more proud to continue my association with this outstanding organization.

I am particularly excited to have the opportunity to work with all of White Mountains’ dedicated employees.  During my first weeks as President and CEO, I will devote much of my time to listening and learning, and I look forward to meeting with as many of you as possible.  Each and every one of you has contributed to building a great Company and I am confident that, by working together and leveraging our collective strengths, the Company will prosper and we will continue to build value for our owners.

Sincerely,

/s/ Steve Fass
Steve Fass